Exhibit 16.1

August 17, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for eCollege.com (the Company) and, under the date of March 31, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 and, under the date of May 2, 2005, we reported on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004. On June 29, 2005, we declined to stand for re-election as the Company’s independent registered public accounting firm, and notified the Company that the auditor-client relationship with KPMG LLP would cease upon completion of the review of the Company’s interim financial statements as of June 30, 2005 and for the three- and six- month periods then ended and the filing by the Company of its Form 10-Q for the period ended June 30, 2005 with the Securities and Exchange Commission. As of August 11, 2005, upon the completion of our review of the Company’s interim financial statements as of June 30, 2005 and the Company’s filing of its Form 10-Q for the period ended June 30, 2005, our relationship as principal accountants for the Company has ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 11, 2005, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements in the first and second paragraph of Item 4.01 related to Grant Thornton LLP.

Very truly yours,

/s/ KPMG LLP